Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281582

SUPPLEMENT NO 1. DATED September 30, 2026

TO PROSPECTUS SUPPLEMENT DATED August 14, 2025

(To Prospectus dated August 26, 2024)

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated August 14, 2025 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying base prospectus (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On August 14, 2025, we entered into a Sales Agreement (the “Sales Agreement”) with Leerink Partners LLC (“Leerink Partners”) relating to shares of our Series A common stock, par value $0.0001 per share (the “Common Stock”), offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of Common Stock from time to time through Leerink Partners, acting as our sales agent, pursuant to at-the-market transactions (the “ATM”). As of the date of this Supplement, we have not sold any shares of Common Stock pursuant to the Sales Agreement.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement, effective on September 30, 2026. We will not make any sales of Common Stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is September 30, 2026.